PRESS RELEASE

Clorox Reports Q1 Fiscal Year 2018 Results; Updates Fiscal Year 2018 Outlook

OAKLAND, Calif., Nov. 1, 2017 – The Clorox Company (NYSE:CLX) reported sales growth of 4 percent and diluted net earnings per share growth from continuing operations (diluted EPS) of 7 percent for its first quarter of fiscal year 2018, which ended Sept. 30, 2017.

“I’m very pleased with our strong start to the fiscal year. We delivered sales and earnings growth on top of very good results in the year-ago quarter,” said Clorox Chairman and CEO Benno Dorer. “Broad-based strength in our business from strong execution of our 2020 Strategy led to sales increases and gross margin expansion across all of our segments.”

Looking ahead, Dorer said, “We continue to feel good about our ability to deliver another year of sales and earnings growth. While we’re facing additional cost pressures related to the recent hurricanes, we believe the strength of our business will help us mitigate about half of these short-term impacts. We continue to be confident in our 2020 Strategy, with the priority to deliver superior value to consumers behind strong investments in our differentiated products and brands.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated.

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2017, unless otherwise stated.

●	4% sales growth
●	$1.46 diluted EPS (7% growth)

Sales grew 4 percent, reflecting increases across the company’s U.S. and International segments, supported by 4 percent volume growth. First-quarter sales results included the benefit of price increases in the company’s International business, which was more than offset by the impact of unfavorable mix. Sales results also reflected a benefit of slightly less than 1 point from incremental shipments related to hurricane recovery, primarily in the Cleaning segment.

The company’s gross margin increased 50 basis points to 44.9 percent from 44.4 percent in the year-ago quarter. Gross margin expansion reflected the benefits of cost savings and price increases in the company’s International business, partially offset by unfavorable commodity costs and higher manufacturing and logistics costs.

Clorox delivered earnings from continuing operations of $192 million, or $1.46 diluted EPS, an increase of 7 percent, compared to $179 million, or $1.36 diluted EPS, in the year-ago quarter. First-quarter diluted EPS was driven primarily by higher sales and gross margin expansion.

First-quarter net cash from continuing operations was $257 million, compared with $170 million in the year-ago quarter, reflecting lower employee incentive compensation payments and higher earnings in the first quarter of fiscal year 2018.

Key Segment Results

Following is a summary of key first-quarter results from continuing operations by segment. All comparisons are with the first quarter of fiscal year 2017, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

●	5% sales growth
●	5% pretax earnings growth

Segment sales growth was driven largely by gains in Home Care, reflecting higher shipments of several Clorox®-branded products, particularly all-time record shipments of Clorox® disinfecting wipes behind back-to-school merchandising support and the Scentiva® wipes and sprays innovation introduced in January 2017. Segment sales results also reflected a benefit of less than 2 points from incremental shipments of bleach and cleaning products related to hurricane recovery, partially offset by about 1 point of impact from the Aplicare divestiture in late August 2017. Pretax earnings growth was driven mainly by higher sales as well as the benefit of cost savings, partially offset by increased manufacturing and logistics costs and unfavorable commodity costs.

Household

(Bags and Wraps, Charcoal, Cat Litter, Digestive Health)

●	5% sales growth
●	6% pretax earnings growth

Segment sales growth was driven primarily by volume gains across all businesses, primarily in Cat Litter, behind increased merchandising activity supporting product innovation and in Bags and Wraps from higher shipments of Glad® premium trash bags. Pretax earnings grew from the benefits of cost savings and higher sales, partially offset by unfavorable mix and higher advertising and sales promotion investments.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	4% sales growth
●	3% pretax earnings growth

Segment sales growth was driven primarily by double-digit volume gains in the Burt’s Bees Natural Personal Care business, reflecting the launch of natural cosmetics as well as expanded club channel distribution of lip care products. Segment sales growth was also driven by gains in Dressings and Sauces, reflecting increased merchandising support behind bottled Hidden Valley® ranch products. Pretax earnings grew due to higher sales, partially offset by higher advertising and sales promotion investments to support product innovation.

International

(Sales outside of the U.S.)

●	1% sales growth
●	15% pretax earnings decrease

Segment sales grew, reflecting the benefit of price increases, mostly offset by volume decreases, primarily in Argentina. Pretax earnings decreased, primarily driven by inflationary pressure on manufacturing, logistics and administrative costs as well as unfavorable commodity costs. These factors were partially offset by higher sales and the benefit of cost savings.

Clorox Updates Fiscal Year 2018 Outlook

●	1% to 3% sales growth (previously 2% to 4%)
●	$5.47 to $5.67 diluted EPS range (previously $5.52 to $5.72)

Clorox now anticipates sales growth in the range of 1 percent to 3 percent versus the previously communicated sales outlook of 2 percent to 4 percent. This reflects a reduction of slightly less than 1 point in the fiscal year from the company’s divestiture of the Aplicare business in late August 2017, with the first full-quarter impact beginning in the second quarter.

Gross margin, which was previously expected to be up slightly, is now expected to be down slightly for the fiscal year, with a significant impact from increased cost pressures related to the recent hurricanes, especially in the second and third quarters.

Clorox now anticipates fiscal year 2018 diluted EPS from continuing operations to be in the range of $5.47 to $5.67, a decrease of 5 cents, versus the prior range of $5.52 to $5.72. This update includes an estimated 10-cent impact related to the hurricanes, which is expected to be partially offset by the continued strength of the company’s underlying business performance.

“We’ve updated our fiscal year outlook to reflect the Aplicare divestiture’s impact on sales, the hurricane-related impact on costs and the strength of our execution and underlying business performance,” said Chief Financial Officer Steve Robb. “We believe our 2020 Strategy, which includes a sharp focus on cost savings and continued strong brand investments behind product innovation and digital marketing, will help us work through these short-term headwinds.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●

Supplemental unaudited reconciliation of earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation
●	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,100 employees worldwide and fiscal year 2017 sales of $6 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife® digestive health products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company also has been broadly recognized for its corporate responsibility efforts, most notably receiving a Safer Choice Partner of the Year Award in 2016 and 2017 from the U.S. Environmental Protection Agency as well as being named to CR Magazine's 2017 Best Corporate Citizens list and included in the 2016 Newsweek Green Rankings. The Clorox Company and its foundations contributed about $11 million in combined cash grants, product donations and cause marketing in fiscal year 2017. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, cash flows, plans, objectives, expectations, growth, or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as updated from time to time in the Company’s SEC filings. These factors include, but are not limited to: intense competition in the Company’s markets; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the Company to drive sales growth, increase price and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; the impact of increase in sales of consumer products through alternative retail channels; risks related to reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; lower revenue or increased costs resulting from government actions and regulations; the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; worldwide, regional and local economic and financial market conditions; risks related to international operations and international trade, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; changes in trade, tax or U.S. immigration policies, labor claims, labor unrest and inflationary pressures, particularly in Argentina; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action; the ability of the Company to innovate and to develop and introduce commercially successful products; the ability of the Company to implement and generate cost savings and efficiencies; the success of the Company’s business strategies; the Company’s ability to maintain its business reputation and the reputation of its brands; risks related to the potential increase in the Company’s purchase price for The Procter & Gamble Company’s (P&G) interest in the Glad® business and the impact from the decision on whether or not to extend the term of the related agreement with P&G; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the Company’s ability to attract and retain key personnel; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the Company’s control; the Company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the Company of third-party intellectual property rights; the effect of the Company’s indebtedness and credit rating on its business operations and financial results; the Company’s ability to pay and declare dividends or repurchase its stock in the future; the Company’s ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate; the accuracy of the Company’s estimates and assumptions on which its financial projections are based; risks related to the Company’s discontinuation of operations in Venezuela; and the impacts of potential stockholder activism.

The Company’s forward-looking statements in this press release are based on management’s current views, beliefs and assumptions regarding future events and speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations
Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations
Lisah Burhan 510-271-3269, lisah.burhan@clorox.com
Joel Ramirez 510-271-3012, joel.ramirez@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except share and per share data

	Three Months Ended
	9/30/2017	9/30/2016
	(Unaudited)	(Unaudited)
Net sales	$1,500	$1,443
Cost of products sold	827	803
Gross profit	673	640

Selling and administrative expenses	204	200
Advertising costs	134	128
Research and development costs	32	31
Interest expense	21	22
Other (income) expense, net	3	(5)
Earnings from continuing operations before income taxes	279	264
Income taxes on continuing operations	87	85
Earnings from continuing operations	192	179
Earnings (losses) from discontinued operations, net of tax	-	-
Net earnings	$192	$179

Net earnings (losses) per share
Basic
Continuing operations	$1.49	$1.39
Discontinued operations	-	-
Basic net earnings per share	$1.49	$1.39

Diluted
Continuing operations	$1.46	$1.36
Discontinued operations	-	-
Diluted net earnings per share	$1.46	$1.36

Weighted average shares outstanding (in thousands)
Basic	129,019	129,449
Diluted	131,509	132,193

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Three Months Ended			Three Months Ended
	9/30/2017	9/30/2016	% Change(1)	9/30/2017	9/30/2016	% Change(1)
Cleaning	$559	$534	5%	$172	$164	5%
Household	441	422	5%	73	69	6%
Lifestyle	246	236	4%	64	62	3%
International	254	251	1%	23	27	-15%
Corporate	-	-	0%	(53)	(58)	-9%
Total	$1,500	$1,443	4%	$279	$264	6%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	9/30/2017	6/30/2017	9/30/2016
ASSETS
Current assets
Cash and cash equivalents	$468	$418	$408
Receivables, net	531	565	494
Inventories, net	462	459	465
Prepaid expenses and other current assets	59	72	49
Total current assets	1,520	1,514	1,416

Property, plant and equipment, net	934	931	917
Goodwill	1,203	1,196	1,196
Trademarks, net	654	654	657
Other intangible assets, net	66	68	76
Other assets	223	210	204
Total assets	$4,600	$4,573	$4,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$13	$404	$618
Current maturities of long-term debt	400	400	-
Accounts payable and accrued liabilities	912	1,005	874
Income taxes payable	51	-	30
Total current liabilities	1,376	1,809	1,522
Long-term debt	1,787	1,391	1,789
Other liabilities	783	770	783
Deferred income taxes	62	61	83
Total liabilities	4,008	4,031	4,177

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	922	928	881
Retained earnings	2,524	2,440	2,238
Treasury shares	(2,489)	(2,442)	(2,422)
Accumulated other comprehensive net losses	(524)	(543)	(567)
Stockholders’ equity	592	542	289
Total liabilities and stockholders’ equity	$4,600	$4,573	$4,466